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FOR IMMEDIATE RELEASE
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April 14, 2009

Patient Portal Technologies, Inc. Announces Record Fourth Quarter and Fiscal 2008 Financial Results

Baldwinsville, NY, April 14, 2009 - Patient Portal Technologies, Inc. (OTCBB:
PPRG) (Patient Portal) announced today record financial results for year ended December 31, 2008.

Net revenues for fiscal year 2008 were $17.9 million representing an increase of $13.2 million over the 2007 revenue of $4.7 million. The net revenues for the fourth quarter of 2008 were a record $4.8 million representing an increase of approximately 7% over the third quarter 2008 results.

The net operating loss for fiscal 2008 was $202,000 versus a net operating loss of approximately $1.8 million for fiscal 2007. The net loss for 2008 was $2.3 million compared to an approximate loss of $2.1 million for 2007. After subtracting interest, taxes, depreciation and amortization from the fiscal 2008 loss the Company earned approximately $1.34 million on an EBITDA basis compared to a loss on a similar basis of $1.3 million for fiscal 2007, representing a $2.64 million improvement over the results of 2007.

Management utilizes the EBITDA measurement as it reflects the Company's operating performance before unusual deductions for interest, depreciation and amortization which can mask true performance due to the nature of previous acquisitions and debt transactions. We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The gross margin percentage also increased in the fourth quarter to approximately 41% from the 2008 third quarter level of 37.5%, as more of the company's new higher margin services are being deployed into the market. Company CEO, Kevin Kelly commented, "Fiscal 2008 was a very exciting period and I am pleased with our financial performance. We successfully launched three new services on our platform and are looking forward to building upon this success for 2009. Our patient satisfaction services are very much in line with hospitals needs and their desire to improve patient outcome and satisfaction scores."


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Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.



Patient Portal Investor Relations Contact:

          Patient Portal Investor Relations:
          Vanessa Loysen
          (315) 638-6708








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